John Bean Technologies Corporation 70 West Madison, Suite 4400 Chicago, IL 60602 (312) 861-5900

Exhibit 10.1
July 23, 2021

Ms. Shelley Bridarolli
[Address Omitted]

Dear Shelley,

I am very pleased to confirm our offer of employment with JBT Corporation, as Executive Vice-President, Human Resources, reporting to me, with an expected start date of September 1, 2021 (the Effective Date). The elements of your compensation are itemized below, with more detailed descriptions following the summary:

Annual Salary	$400,000
Target Cash Bonus	50%
Target Total Cash	$600,000
Annual Long Term Incentive (equity)	$400,000 (estimated, subject normal annual Compensation Committee approval)
Sign on Equity	$200,000 (3-year time-based cliff vest)
Change in Control Agreement and Executive Severance Plan	Attached
Group Insurance - medical, dental, life, disability, vision	Attached
401(k)	up to 6.5% company match
Deferred Compensation Election	Attached
Vacation	Four weeks’ vacation, earned monthly
Financial Planning	Up to $20,000 annually
Executive Physical	$5,000 annually
Relocation	JBT Tier J relocation program (subject to modifications)
Parking	On-site parking reimbursement
Start Date	September 1, 2021

Your annual base salary will be $400,000, paid on a biweekly basis. You will be eligible for a pro rata increase on JBT’s April 2022 merit increase date.

Annual Cash Bonus
You will be eligible to participate in the JBT Management Incentive Plan (MIP). Your target payout will be 50% of your base salary. This cash incentive bonus is based on both business performance incentives (BPI) and Personal Performance Indicators (PPI). The BPI measures the Company’s actual financial performance on performance objectives established annually by the Compensation Committee of the Board and is weighted (75%). Payouts on BPI can range from 0.0 to 2.5 times target. The PPI measures your individual performance to personal objectives and is weighted (25%). Payouts on PPI can range from 0.0 to 2.0 times target. Payments under the MIP are made no later than March 15th of the calendar year following the calendar year for which the bonus is earned. For 2021 MIP payable in March 2022, your payout you will pro-rated as if you joined JBT July 1, 2021 (i.e., 6 months of service) with a PPI and BPI of not less than 1.0x (i.e., payout of no less than $100,000).

Long-Term Incentive Plan
You will also be eligible to participate in the John Bean Technologies Corporation Long Term Incentive Plan (LTIP) which provides for periodic equity awards at the discretion of the Board of Directors. Equity awards are determined annually by the Compensation Committee of the Board of Directors. Your annual award in 2022 will have an expected grant date value of $400,000. In 2021 these awards were 40% time based and 60% performance based Restricted Stock Units (RSU’s). The time-based portion has a three plus year vesting period. The performance-based portion has a three-year performance period. Both time based and performance shares vest in March following completion of the performance period. Performance payouts can range from 0 to 200%. Financial performance objectives for the LTIP are also established annually by the Compensation Committee.

Sign-On Equity Award
You will also receive an equity award upon hire. This award will be granted on the first trading date of the month following your hire date, with a grant date value of $200,000 in time-based RSUs. This award will vest on the first trading date 36 months after the grant date.
All equity awards are forfeited if you are not an employee at the time of vesting other than as a result of death or disability, at which point all outstanding and unvested RSU’s will vest in full.

Relocation Package
You are also eligible for JBT’s executive relocation package “Tier J” per the attached Exhibit A. As set forth in the policy, JBT provides relocation cost assistance for the following:
–Lump sum allowance for new home exploratory costs
–Real estate sale transaction expenses
–Certain new home purchase closing or rental search costs
–Household goods moving and storage costs
The lump sum allowance for home exploratory costs will be $25,000.

Pursuant to our discussions, we have agreed to certain modifications to the standard benefits of this program. We understand that you wish to forego the “Home Marketing Assistance” and the “Buyer Value Option Program” and instead will pursue the benefits associated with the “Independent Sale Option”. In connection therewith, JBT will agree to reimburse real estate agent’s commissions for your existing home sale not to exceed 5% of the purchase price up to $2,225,000, as well as customary non-recurring closing costs that are required to be paid by the seller. Additionally, we understand that you have valuable artwork that requires special care. While JBT’s policy does not cover the shipment of these items, JBT is willing to offer a $10,000 lump sum so that you may appropriately arrange for the proper transport of such items independently. Reimbursement for real estate commissions, customary closing costs and art moving allowance are not eligible for gross up tax benefits.

Severance Agreements
As an executive officer you will be eligible to enter into an Executive Severance Agreement (the “Change in Control Agreement”) that extends benefits in the event JBT undergoes a qualified change in control action. The form of the Change of Control Agreement you will execute upon starting with JBT is attached as Exhibit B.

You will also be eligible to participate in JBT’s Executive Severance Pay Plan (the “Severance Plan”) which includes 15 months’ base salary, target bonus and compensation for costs associated with continuation of medical and dental benefits under COBRA, vacation pay, outplacement assistance, and other benefits in connection with an involuntary termination. The plan agreement is attached as Exhibit C.

Other Benefits
You are also eligible to participate in JBT Corporation’s comprehensive benefits package that includes medical, dental, life, disability and vision (Exhibit D). JBT also offers a 401(k) plan, including up to a 6.5% company match, and a deferred compensation plan (Exhibit E). You will be eligible for four weeks of vacation annually upon joining JBT. The vacation is earned at the rate of 1.67 days per month and unused vacation cannot be carried over from one year to the next.

JBT will provide you up to $20,000 annually (beginning in 2022) to be used for financial planning and/or tax assistance. In addition, parking reimbursement is available if you choose to drive to work at our Chicago corporate office.

JBT also offers executive officers an annual executive physical benefit, covered up to $5,000 annually.

This offer of employment is contingent upon successfully passing a background check and drug screening test, your ability to provide proof of your right to work in the United States, and receipt of a signed JBT Corporation Non-Competition Non-Solicitation Confidential Information and Inventions Agreement in the form attached as Exhibit F. Nothing in this letter limits or alters the employment at-will relationship. This letter reflects the current version of various JBT plans and policies but as you know these may be modified or amended based upon future business needs and the descriptions herein are summaries, subject to the full terms of each of the plan documents.

In light of the COVID-19 pandemic, we are also providing you with a copy of our Chicago corporate office return to office plan intended to go into effect on September 1st, attached as Exhibit G.

JBT Corporation offers a challenging environment with many opportunities for growth and development. I believe that this opportunity will enable you to meet your career goals, as well as significantly contribute to JBT’s strategy and objectives. If you have any questions concerning this offer, please call me at [phone number omitted] or Jim Marvin at [phone number omitted].

Shelley, I look forward to having you join the JBT executive leadership team.

Sincerely,

Brian A. Deck
President and Chief Executive Officer

I Accept This Offer on the Terms Indicated

/s/ Shelley Bridarolli                    7/23/21
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Signature                         Date